Exhibit 10.1

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT
BETWEEN
GLADSTONE INVESTMENT CORPORATION
AND
GLADSTONE MANAGEMENT CORPORATION

AGREEMENT made this 22 day of June, 2005, by and between GLADSTONE INVESTMENT CORPORATION, a Delaware corporation (the “Corporation”), and GLADSTONE MANAGEMENT CORPORATION, a Delaware corporation (the “Adviser”).

WHEREAS, the Corporation is a newly organized closed-end management investment company that has elected to be treated as a business development company under the Investment Company Act of 1940 (the “Investment Company Act”);

WHEREAS, the Adviser is an investment adviser that has registered under the Investment Advisers Act of 1940 (the “Advisers Act”); and

WHEREAS, the Corporation desires to retain the Adviser to furnish investment advisory services to the Corporation on the terms and conditions hereinafter set forth, and the Adviser wishes to be retained to provide such services.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the parties hereby agree as follows:

1.     DUTIES OF THE ADVISER.

(a) The Corporation hereby employs the Adviser to act as the investment adviser to the Corporation and to manage the investment and reinvestment of the assets of the Corporation, subject to the supervision of the Board of Directors of the Corporation, for the period and upon the terms herein set forth, (i) in accordance with the investment objective, policies and restrictions that are set forth in the Corporation’s Registration Statement on Form N-2, filed March 29, 2005, as the same shall be amended from time to time (as amended, the “Registration Statement”), (ii) in accordance with the Investment Company Act and (iii) during the term of this Agreement in accordance with all other applicable federal and state laws, rules and regulations, and the Corporation’s charter and by-laws. Without limiting the generality of the foregoing, the Adviser shall, during the term and subject to the provisions of this Agreement, (i) determine the composition of the portfolio of the Corporation, the nature and timing of the changes therein and the manner of implementing such changes; (ii) identify, evaluate and negotiate the structure of the investments made by the Corporation; (iii) close and monitor the Corporation’s investments; (iv) determine the securities and other assets that the Corporation will purchase, retain, or sell; (v) perform due diligence on prospective portfolio companies; and (vi) provide the Corporation with such other investment advisory, research and related services as the Corporation may, from time to time, reasonably require for the investment of its funds. The Adviser shall have the discretion, power and authority on behalf of the Corporation to effectuate its investment decisions for the Corporation, including the execution and delivery of all documents relating to the Corporation’s investments and the placing of orders for other purchase or sale transactions on behalf of the Corporation. In the event that the Corporation determines to acquire debt financing, the Adviser will arrange for such financing on the Corporation’s behalf, subject to the oversight and approval of the Corporation’s Board of Directors. If it is necessary for the Adviser to make investments on behalf of the Corporation through a special purpose vehicle, the Adviser shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(b) The Adviser hereby accepts such employment and agrees during the term hereof to render the services described herein for the compensation provided herein.

(c) Subject to the requirements of the Investment Company Act, the Adviser is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which the Adviser may obtain the services of the Sub-Adviser(s) to assist the Adviser in fulfilling its responsibilities hereunder. Specifically, the Adviser may retain a Sub-Adviser to recommend specific securities or other investments based upon the Corporation’s investment objective and policies, and work, along with the Adviser, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Corporation, subject to the oversight of the Adviser and the Corporation. The Adviser, and not the Corporation, shall be responsible for any compensation payable to any Sub-Adviser. Any sub-advisory agreement entered into by the Adviser shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law and shall contain a provision requiring the Sub-Adviser to comply with sections 1(e) and 1(f) below as if it were the Adviser.

(d) The Adviser shall for all purposes herein provided be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Corporation in any way or otherwise be deemed an agent of the Corporation.

(e) The Adviser shall keep and preserve for the period required by the Investment Company Act any books and records relevant to the provision of its investment advisory services to the Corporation and shall specifically maintain all books and records with respect to the Corporation’s portfolio transactions and shall render to the Corporation’s Board of Directors such periodic and special reports as the Board may reasonably request. The Adviser agrees that all records that it maintains for the Corporation are the property of the Corporation and will surrender promptly to the Corporation any such records upon the Corporation’s request, provided that the Adviser may retain a copy of such records.

(f) The Adviser has adopted and implemented written policies and procedures reasonably designed to prevent violation of the Federal Securities laws by the Adviser. The Adviser has provided the Corporation, and shall provide the Corporation at such times in the future as the Corporation shall reasonably request, with a copy of such policies and procedures and a report of such policies and procedures. Such report shall be of sufficient scope and in sufficient detail, as may reasonably be required to comply with Rule 38a-1 under the Investment Company Act and to provide reasonable assurance that any material inadequacies would be disclosed by such examination, and, if there are no such inadequacies, the report shall so state.

2.     CORPORATION’S RESPONSIBILITIES AND EXPENSES PAYABLE BY THE CORPORATION.

All investment professionals of the Adviser and their respective staffs, when and to the extent engaged in providing investment advisory and management services hereunder, and the compensation and routine overhead expenses of such personnel allocable to such services, will be provided and paid for by the Adviser and not by the Corporation. The Corporation will bear all other costs and expenses of its operations and transactions, including (without limitation) those relating to: organization and offering; calculating the Corporation’s net asset value (including the cost and expenses of any independent valuation firm); expenses incurred by the Adviser payable to third parties, including agents, consultants or other advisors (such as independent valuation firms, accountants and legal counsel), in monitoring financial and legal affairs for the Corporation and in monitoring the Corporation’s investments and performing due diligence on its prospective portfolio companies; interest payable on debt, if any, incurred to finance the Corporation’s investments; offerings of the Corporation’s common stock and other securities; investment advisory and management fees; administration fees, if any, payable under the Administration Agreement between the Corporation and Gladstone Administration, LLC (the “Administrator”), the Corporation’s administrator; fees payable to third parties, including agents, consultants or other advisors, relating to, or associated with, evaluating and making investments; transfer agent and custodial fees; federal and state registration fees; all costs of registration and listing the Corporation’s shares on any securities exchange; federal, state and local taxes; independent Directors’ fees and expenses; costs of preparing and filing reports or other documents required by the Securities and Exchange Commission; costs of any reports, proxy statements or other notices to stockholders, including printing costs; the Corporation’s allocable portion of the fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums; direct costs and expenses of administration, including printing, mailing, long distance telephone, copying, secretarial and other staff, independent auditors and outside legal costs; and all other expenses incurred by the Corporation or the Administrator in connection with administering the Corporation’s business, including payments under the Administration Agreement between the Corporation and the Administrator based upon the Corporation’s allocable portion of the Administrator’s overhead in performing its obligations under the Administration Agreement, including rent and the allocable portion of the cost of the Corporation’s chief compliance officer and chief financial officer and their respective staffs.

3.     COMPENSATION OF THE ADVISER.

The Corporation agrees to pay, and the Adviser agrees to accept, as compensation for the services provided by the Adviser hereunder, a base management fee (“Base

Management Fee”) and an incentive fee (“Incentive Fee”) as hereinafter set forth. The Corporation shall make any payments due hereunder to the Adviser or to the Adviser’s designee as the Adviser may otherwise direct.

(a)   Base Management Fee.

(i) For services rendered during the period from the date of the closing of the Corporation’s initial public offering of its common stock (the “IPO”) through March 31, 2006, the Base Management Fee shall be payable monthly in arrears, and shall be calculated at an annual rate of 2.00% of the value of the Corporation’s total assets, less the cash proceeds and cash equivalent investments from the IPO that are not invested in debt or equity securities of portfolio companies in accordance with the Corporation’s investment objectives described in the Registration Statement (the “Gross Invested Assets”), valued as of the end of each month during the period.

(ii) For services rendered during the period from the date that is six months after the date of the closing of the IPO through March 31, 2006, the Base Management Fee shall be payable quarterly in arrears, and shall be calculated at an annual rate of 2.00% of the average value of the Corporation’s Gross Invested Assets, valued as of the end of the two most recently completed calendar quarters.

(iii) For services rendered after March 31, 2006, the Base Management Fee shall be payable quarterly in arrears, and shall be calculated at an annual rate of 2.00% of the average value of the Corporation’s total assets, including investments made with proceeds of borrowings, less any uninvested cash or cash equivalents resulting from borrowings (the “Gross Assets”), valued as of the end of the two most recently completed calendar quarters, and appropriately adjusted for any share issuances or repurchases during the current calendar quarter.

(iv) Base Management Fees payable for any partial month or quarter will be appropriately prorated.

(b)   The Incentive Fee shall consist of two parts, as follows:

(i) One part will be calculated and payable quarterly in arrears based on the pre-Incentive Fee net investment income for the immediately preceding calendar quarter. For this purpose, pre-Incentive Fee net investment income means interest income, dividend income and any other income (including any other fees, such as commitment, origination, structuring, diligence, consulting fees that the Corporation receives from portfolio companies, but excluding fees for providing managerial assistance) accrued by the Corporation during the calendar quarter, minus the Corporation’s operating expenses for the quarter (including the Base Management Fee, expenses payable under the Administration Agreement, and any interest expense and dividends paid on any issued and outstanding preferred stock, but excluding the Incentive Fee). Pre-Incentive Fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that the Corporation has not yet received in cash. Pre-Incentive Fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-Incentive Fee net investment income, expressed as a rate of return on the value of the Corporation’s net assets at the end of the immediately preceding calendar quarter, will be compared to a “hurdle rate” of 1.75% per quarter (7% annualized). The Corporation will pay the Adviser an Incentive Fee with respect to the Corporation’s pre-Incentive Fee net investment income in each calendar quarter as follows: (1) no Incentive Fee in any calendar quarter in which the Corporation’s pre-Incentive Fee net investment income does not exceed the hurdle rate; (2) 100% of the Corporation’s pre-Incentive Fee net investment income with respect to that portion of such pre-Incentive Fee net investment income, if any, that exceeds the hurdle rate but is less than 2.1875% in any calendar quarter (8.75% annualized); and (3) 20% of the amount of the Corporation’s pre-Incentive Fee net investment income, if any, that exceeds 2.1875% in any calendar quarter (8.75% annualized). These calculations will be appropriately pro rated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.

(ii) The second part of the Incentive Fee (the “Capital Gains Fee”) will be determined and payable in arrears as of the end of each fiscal year (or upon termination of this Agreement as set forth below), commencing on March 31, 2006, and will equal 20.0% of the Corporation’s realized capital gains for the calendar year, if any, computed net of all realized capital losses and unrealized capital depreciation at the end of such year; provided that the Capital Gains Fee determined as of March 31, 2006 will be calculated for a period of shorter than twelve calendar months to take into account any net realized capital gains, if any, computed net of all realized capital losses and unrealized capital depreciation for the period ending March 31, 2006. The amount of capital gains used to determine the Capital Gains Fee shall be calculated at the end of each applicable year by subtracting the sum of the Corporation’s Cumulative Aggregate Realized Capital Losses and Aggregate Unrealized Capital Depreciation from the Corporation’s Cumulative Aggregate Realized Capital Gains (each as defined in Section below. If this number is positive at the end of such year, then the Capital Gains Fee for such year will be equal to 20.0% of such amount, less the aggregate amount of any Capital Gains Fees paid in all prior years. In the event that this Agreement shall terminate as of a date that is not a calendar year end, the termination date shall be treated as though it were a calendar year end for purposes of calculating and paying a Capital Gains Fee.

(iii) For purposes of this Section 3:

(1) ”Cumulative Aggregate Realized Capital Gains” shall mean the sum of the differences between the net sales price of each investment in the Corporation’s portfolio when sold, and the original cost of such investment since inception.

(2) ”Cumulative Aggregate Realized Capital Losses” shall mean the sum of the amounts by which the net sales price of each investment in the Corporation’s portfolio when sold is less than the original cost of such investment since inception.

(3) ”Aggregate Unrealized Capital Depreciation” shall mean the sum of the difference, if negative, between the valuation of each investment in the Corporation’s portfolio as of the applicable Capital Gains Fee calculation date and the original cost of such investment.

4.     COVENANTS OF THE ADVISER.

The Adviser covenants that it is registered as an investment adviser under the Advisers Act. The Adviser agrees that its activities will at all times be in compliance in all material respects with all applicable federal and state laws governing its operations and investments.

5.     EXCESS BROKERAGE COMMISSIONS.

The Adviser is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Corporation to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, if the Adviser determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that such amount of commission is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Corporation’s portfolio, and constitutes the best net results for the Corporation.

6.     LIMITATIONS ON THE EMPLOYMENT OF THE ADVISER.

The services of the Adviser to the Corporation are not exclusive, and the Adviser may engage in any other business or render similar or different services to others including, without limitation, the direct or indirect sponsorship or management of other investment based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Corporation, so long as its services to the Corporation hereunder are not impaired thereby, and nothing in this Agreement shall limit or restrict the right of any manager, partner, officer or employee of the Adviser to engage in any other business or to devote his or her time and attention in part to any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Corporation’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, the Adviser shall be the only investment adviser for the Corporation, subject to the Adviser’s right to enter into sub-advisory agreements. The Adviser assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Corporation are or may become interested in the Adviser and its affiliates, as directors, officers, employees, partners, stockholders, members, managers or otherwise, and that the Adviser and directors, officers, employees, partners, stockholders, members and managers of the Adviser and its affiliates are or may become similarly interested in the Corporation as stockholders or otherwise.

7.     RESPONSIBILITY OF DUAL DIRECTORS, OFFICERS AND/OR EMPLOYEES.

If any person who is a manager, partner, officer or employee of the Adviser or the Administrator is or becomes a director, officer and/or employee of the Corporation and acts as such in any business of the Corporation, then such manager, partner, officer and/or employee of the Adviser or the Administrator shall be deemed to be acting in such capacity solely for the Corporation, and not as a manager, partner, officer or employee of the Adviser or the Administrator or under the control or direction of the Adviser or the Administrator, even if paid by the Adviser or the Administrator.

8.     LIMITATION OF LIABILITY OF THE ADVISER: INDEMNIFICATION.

The Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation the Administrator) shall not be liable to the Corporation for any action taken or omitted to be taken by the Adviser in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services, and the Corporation shall indemnify, defend and protect the Adviser (and its officers, managers, partners, agents, employees, controlling persons, members and any other person or entity affiliated with the Adviser, including without limitation its general partner and the Administrator, each of whom shall be deemed a third party beneficiary hereof) (collectively, the “Indemnified Parties”) and hold them harmless from and against all damages, liabilities, costs and expenses (including reasonable attorneys’ fees and amounts reasonably paid in settlement) incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Corporation or its security holders) arising out of or otherwise based upon the performance of any of the Adviser’s duties or obligations under this Agreement or otherwise as an investment adviser of the Corporation. Notwithstanding the preceding sentence of this Paragraph 8 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against or entitle or be deemed to entitle the Indemnified Parties to indemnification in respect of, any liability to the Corporation or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of the Adviser’s duties or by reason of the reckless disregard of the Adviser’s duties and obligations under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance by the Securities and Exchange Commission or its staff thereunder).

9.     EFFECTIVENESS, DURATION AND TERMINATION OF AGREEMENT.

This Agreement shall become effective as of the first date above written. This Agreement shall remain in effect for two years, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by (a) the vote of the Corporation’s Board of Directors, or by the vote of a majority of the outstanding voting securities of the Corporation and (b) the vote of a majority of the Corporation’s Directors who are not parties to this Agreement or “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any such party, in accordance with the requirements of the Investment Company Act. This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by the vote of a majority of the outstanding voting securities of the Corporation, or by the vote of the Corporation’s Directors or by the Adviser. This Agreement will automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act). The provisions of Paragraph 8 of this Agreement shall remain in full force and effect, and the Adviser and its representatives shall remain entitled to the benefits thereof, notwithstanding any termination or expiration of this Agreement. Further, notwithstanding the termination or expiration of this Agreement as aforesaid, the Adviser shall be entitled to any amounts owed under Section 3 through the date of termination or expiration.

10.  NOTICES.

Any notice under this Agreement shall be given in writing, addressed and delivered or mailed, postage prepaid, to the other party at its principal office.

11.  AMENDMENTS.

This Agreement may be amended by mutual consent, but the consent of the Corporation must be obtained in conformity with the requirements of the Investment Company Act.

12.  ENTIRE AGREEMENT: GOVERNING LAW.

This Agreement contains the entire agreement of the parties and supersedes all prior agreements, understandings and arrangements with respect to the subject matter hereof. This Agreement shall be construed in accordance with the laws of the State of Delaware and the applicable provisions of the Investment Company Act. To the extent the applicable laws of the State of Delaware, or any of the provisions herein, conflict with the provisions of the Investment Company Act, the latter shall control.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed on the date above written.

GLADSTONE INVESTMENT CORPORATION

By:	/s/ David Gladstone
David Gladstone
Chief Executive Officer

GLADSTONE MANAGEMENT CORPORATION

By:	/s/ David Gladstone
David Gladstone
Chief Executive Officer